090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20140169230-58
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/06/2014 10:20 AM
	Entity Number E0189502010-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
ULTIMATE NOVELTY SPORTS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE I - THE NAME OF THIS CORPORATION SHALL BE EARTH SCIENCE TECH, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: March 07, 2014 Time: 5:00 p.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

EARTH SCIENCE TECH, INC.

Nevada Business Identification # NV20101299718

Expiration Date: April 30, 2014

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance with Title 7 of Nevada Revised Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on March 6, 2014

ROSS MILLER
Secretary of State

This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration.

Please Post in a Conspicuous Location

You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140415652-80
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/06/2014 8:00 AM
	Entity Number E0189502010-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
EARTH SCIENCE TECH, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE FOUR: The Corporation is authorized to issue a Preferred Class of stock designated as Preferred A with a total of ten million (10,000,000) shares of Preferred A stock with a par value of one tenth of one cent ($0.001) per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: June 06, 2014 Time: 5:00 p.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20140415654-02
Ross Miller	Filing Date and Time
Secretary of State	06/06/2014 8:00 AM
State of Nevada	Entity Number
	E0189502010-2

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Earth Science Tech, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Preferred A Class (See Attached Certificate of Designation)

3. Effective date of filing: (optional) June 06, 2014

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EARTH SCIENCE TECH, INC.
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
PREFERRED STOCK

The undersigned, being the President of Earth Science Tech, Inc. a Nevada corporation (the "Corporation"), does hereby certify that the following resolutions, were duly adopted by the directors of the Corporation by written consent on June 02, 2014:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the directors by the provisions of the Articles of Incorporation, as amended (the "Articles of Incorporation") of the Corporation, the Board of Directors, by Unanimous Consent dated June 02, 2014 adopted a resolution providing for the designation, rights, powers and preferences and qualifications, limitations and restrictions of Ten Million (10,000,000) shares of Class A Preferred Stock with a par value of $0.001 as follows:

1. Designation and Amount. The shares of such series shall be designated as "Class A Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series shall initially be Ten Million (10,000,000) with a par value of $0.001 per share.

2. Rank.

(a) The Preferred Stock shall rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation) and to all other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Preferred Stock (the "Junior Stock").

(b) Notwithstanding anything to the contrary contained in the Articles of Incorporation of the Corporation, the vote of the holders of a majority of the Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Preferred Stock in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. The holders of shares of Preferred Stock shall not be entitled to receive dividends.

4. Par Value. Each share of Preferred Stock shall have a par value of $0.001 per share.

5. Non-Dilution. At all times herein, the holders of Preferred A stock, in order to maintain their proportionate voting percentage of the Company's common stock, shall be entitled to receive that number of Preferred A shares necessary to maintain their proportionate voting percentage of the Company's common stock in order to prevent the dilution of the Preferred A shares held by the Shareholders of this Class.

5. Liquidation Preference. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, after payment or setting apart for payment of all amounts for, or the distribution of any assets of the Corporation due to the holders of any senior securities, each holder of Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefore, a preferential amount in cash, per share of Preferred Stock, equal to (and not more than) the sum of the (x) Stated Value, plus (y) all accrued and unpaid dividends thereon (the "Liquidation Preference"). The Liquidation Preference shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Corporation's Junior Stock and common

stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Preferred Stock the full Liquidation Preference, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

6. Voting Rights. Except as otherwise required by Nevada law, the holders of Preferred Stock shall have ten votes of the Common Stock per One share of Preferred Stock.

7. Conversion Rights. There shall be a one for one conversion right for holders of the Preferred Stock into Common Stock but said conversion right will not apply until one year has passed from the issuance of the Preferred Stock.

8. No Preemptive Rights. Subject to any existing agreements between the Corporation and a holder of Preferred Stock, no holder of the Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

9. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Preferred Stock, and, in the case of loss, theft or destruction, of any Indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10. Amendment. The provisions hereof and the Articles of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class.

*****

I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate of designation are true and correct of my own knowledge.

Date: June 5, 2014

Earth Science Tech, Inc.

By:
Name: Harvey Katz